ADVANCED SERIES TRUST

AST FI Pyramis® Asset Allocation Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 15th day of March, 2010 between Prudential Investments LLC (PI), a New York limited liability company and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) (AST), a Maryland corporation (together, the Co-Managers), and Pyramis Global Advisors, LLC, a Delaware corporation (the Subadviser),

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI and AST act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to one or more series of the Trust as specified in Schedule A hereto (individually and collectively, referred to herein as the Portfolio) and to manage such portion of the Trust or Portfolio as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Portfolio as delegated to the Subadviser by the Co-Managers, including the purchase, retention and disposition thereof, in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Portfolio's investments as the Co-Managers shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Portfolio, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, and the Prospectus of the Trust as provided to the Subadviser from time to time by the Co-Managers (collectively, the Trust Documents) and with the policies, procedures, and guidelines of the Co-Managers and of the Board of Trustees of the Trust that are furnished in writing to the Subadviser from time to time by the Co-Managers (collectively, the Trust Policies ), co-operate with the Co-Managers' (or their designees') personnel responsible for monitoring the Trust’s compliance with, and will conform to, and comply with, the requirements of the 1940 Act, the relevant provisions of the Internal Revenue Code of 1986, as amended (the Code), including, without limitation, Section 817 (h) of the Code and the U.S. Treasury regulations thereunder, and all other applicable federal and state laws, rules, and regulations; provided, however, that the Co-Managers agree to inform the Subadviser of any and all applicable state insurance law restrictions that operate to limit or restrict the investments that the Portfolio might otherwise make (collectively referred to herein as the Insurance Restrictions), and to inform the Subadviser of any changes in such Insurance Restrictions.  In connection therewith, the Subadviser shall, among other things, assist the Co-Managers in the preparation of such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission).  The Co-Managers shall provide Subadviser with copies of any revisions or supplements to the Trust Documents and Trust Policies and shall, to the extent reasonably practicable, provide such revisions or supplements to Subadviser within a reasonable time period before the time such revisions or supplements are to become effective; provided, however, that the Subadviser shall not be liable for any breach or violation of a policy or procedure contained in a revised or supplemented Trust Document or Trust Policy that occurs prior to the Subadviser’s receipt of such revised or supplemented Trust Document or Trust Policy.

(iii) The Subadviser shall determine in its discretion, and without prior consultation with the Co-Managers, the securities, futures contracts and investment instruments to be purchased or sold by such portion of the Portfolio without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Portfolio may be invested in such proportions of securities, futures contracts or other investment instruments, or cash, as the Subadviser shall determine.  The Subadviser  may place orders with or through such persons, brokers, dealers or futures commission merchants  selected by the Subadviser  or to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Portfolio with investment supervision, it is recognized that the Subadviser  shall use its best efforts to seek on behalf of the Portfolio the best overall terms available. Within the framework of this policy, the Subadviser  shall consider all factors it deems relevant, including the financial responsibility and execution capability, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party.  The Subadviser has a clearing broker affiliate and the Subadviser is unable to prevent unaffiliated broker/dealers from selecting this affiliate to clear trades.  The Subadviser  shall have discretion to effect investment transactions for the Portfolio through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Portfolio to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the  Subadviser  with respect to the Portfolio and other accounts as to which it or they may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

To the extent permitted by applicable laws and regulations, the Subadviser may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased with orders of other clients of the Subadviser. In such event, allocation of the securities or futures contracts so purchased or sold, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients.

(iv) The Subadviser shall maintain all books and records with respect to the Portfolio’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust’s Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Portfolio’s securities.

(v) The Subadviser or an affiliate shall provide the custodian designated to hold assets of the Portfolio (the “Custodian”) on each business day with information relating to all transactions concerning the portion of the Portfolio’s assets it manages, and shall provide the Co-Managers with such information upon request of the Co-Managers.  The Co-Managers shall provide the Subadviser with a copy of the Trust’s agreement with the Custodian and any modifications thereto (the “Custody Agreement”).   The assets of the Portfolio shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement).  Subject to Section 4 of this Agreement, the Subadviser shall have no liability for the acts or omissions of the Custodian.

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Co-Managers understand and agree that if the Co-Managers manage the Trust in a “manager-of-managers” style, the Co-Managers will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii)  periodically make recommendations to the Trust’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii) The Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust’s portfolio or any other transactions of Trust assets.

(viii) In the event the Co-Managers provide written notice of an intention to terminate this Agreement in accordance with the provisions of Section 5 hereof or if this Agreement otherwise terminates in accordance with the provisions of Section 5 hereof, the Subadviser shall reasonably cooperate with any transition manager, transition broker-dealer, successor investment subadviser to the Portfolio, and the Co-Managers in transitioning the management of the Portfolio, or any portion thereof, to one or more new subadvisers or to the Co-Managers, by taking certain actions, including, without limitation, (i) providing the transition manager or transition broker-dealer, at such intervals as the transition manager or transition broker-dealer may request, with a list of holdings for the portion of Portfolio assets under the Subadviser’s management and such other information as reasonably requested by the transition manager, transition broker-dealer, or Co-Managers and (ii) refraining from trading on behalf of the Portfolio in accordance with any written instructions provided to the Subadviser by the Co-Managers.

(b)  The Subadviser shall keep such books and records of such portion of the Portfolio as are required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to the Subadviser’s services hereunder needed by the Co-Managers to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Portfolio are the property of the Trust, and the Subadviser will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof, provided, however, that the Co-Managers acknowledge that the Subadviser is not the keeper of the books and records for the Trust or the Portfolio for purposes other than Rule 31a-1 under the 1940 Act or any successor regulation.

(c) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended (the Advisers Act), and other applicable federal and state laws, rules, and regulations.  Notwithstanding anything to the contrary herein, the Co-Managers acknowledge that the Subadviser is not the compliance agent for the Trust, the Portfolio or for the Co-Managers, is not the keeper of the books and records for the Trust or the Portfolio for purposes other than Rule 31a-1 under the 1940 Act or any successor regulation, and does not have access to all of the Trust’s or Portfolio’s books and records necessary to perform certain compliance testing.  The agreement of the Subadviser to perform services in paragraph 1 hereof in accordance with the 1940 Act, the Advisers Act, the Code and the U.S. Treasury regulations thereunder, federal and state securities laws, the Insurance Restrictions, and all other applicable federal and state laws, rules, and regulations, the Trust Documents, and the Trust Policies is subject to the understanding that the Subadviser shall perform such services based upon its books and records with respect to the Portfolio, which comprise a portion of the Trust’s and Portfolio’s books and records, as modified by information or instructions relating to the Portfolio that are provided in writing to the Subadviser by the Co-Managers or the Portfolio’s other service providers.

(d) The Subadviser shall furnish to the Co-Managers copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(c) hereof as the Co-Managers may reasonably request.

(e) Unless the Co-Managers give the Subadviser written instructions to the contrary 30 days in advance, the Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Portfolio, subject to such reasonable reporting and other requirements as shall be mutually agreed between the Co-Managers and the Subadviser from time to time.  The Co-Managers shall instruct the Custodian, administrator and other parties providing services to the Portfolio to promptly forward misdirected proxy materials to the Subadviser.

(f) The Subadviser acknowledges that it is responsible for evaluating whether market quotations are readily available for the Portfolio’s securities, whether those market quotations are reliable for purposes of valuing the Portfolio’s securities and determining the Portfolio’s net asset value per share, and promptly notifying the Co-Managers upon the occurrence of any significant event with respect to any of the Portfolio’s securities in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff.  Upon reasonable request from the Co-Managers, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Co-Managers in valuing securities of the portion of the Portfolio managed by the Subadviser as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued, provided, however, that subject to Section 4 of this Agreement, the Subadviser shall have no liability for its acts or omissions with respect to the provision of such services.

2. The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Portfolio managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder including, but not limited to, any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser, timely information relating to any Insurance Restrictions and SEC exemptive orders relating to the Trust.  The Trust and the Co-Managers will promptly furnish to the Subadviser such information relating to any of them or the business affairs of the Trust as the Subadviser shall from time to time request that is required for the Subadviser to discharge its obligations hereunder.

3. For the services provided pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust’s average daily net assets of the portion of the Portfolio managed by the Subadviser as described in the attached Schedule A.  Liability for payment of compensation by the Co-Managers to the Subadviser under this Agreement is contingent upon the Co-Managers’ receipt of payment from the Trust for management services described under the Management Agreement between the Fund and the Co-Managers.  Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co-Managers.  If the Subadviser shall serve for less than the whole of any month or other agreed-upon interval, the compensation described in Schedule A shall be prorated.  Compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Co-Managers are paid by the Trust pursuant to the Management Agreement.  The Co-Managers shall pay the Subadviser no later than the end of the twentieth (20th) business day following the end of the relevant payment period.

4. Neither the Subadviser nor any of its affiliated persons, its officers, directors, or employees, nor any person performing functions for the Portfolio (at the direction or request of the Subadviser) or the Subadviser in connection with the Subadviser's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement shall be liable for any error of judgment or for any loss suffered by the Trust, the Portfolio or the Co-Managers, in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against the Subadviser under federal or state securities laws. The Co-Managers shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Co-Managers' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Co-Managers or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of  control (as defined in the 1940 Act) of the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary (for PI) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for AST); (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at Pyramis Global Advisors, LLC, 900 Salem St. OT3N4, Smithfield, RI 02917 Attention: William Dailey
SVP, Chief Financial Officer; and Pyramis Global Advisors, LLC, 82 Devonshire St., Boston, MA 02109 Attention: General Counsel.

6. (a) Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.  The Subadviser shall for purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust, the Portfolio or the Co-Managers in any way or otherwise be deemed an agent of the Trust, the Portfolio or the Co-Managers except in connection with the portfolio management services provided by the Subadviser hereunder.  Notwithstanding the foregoing, the Subadviser may execute account documentation, agreements, contracts, and other documents requested by brokers, dealers, counterparties, and other persons in connection with its management of the assets of the Portfolio; provided that the Subadviser receives the express agreement and consent of the Co-Managers or the Trustees of the Trust to execute futures account agreements, ISDA Master Agreements, credit facility agreements, tri-party custody agreements, and other documents related thereto, and may direct payments of cash, cash equivalents, and securities and other property into such brokerage and custodial accounts as the Subadviser deems desirable or appropriate.

(b) The Subadviser may perform its services through any employee, officer or agent of the Subadviser, and the Co-Managers, the Trust and Portfolio shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the Subadviser shall promptly notify the Co-Managers of any change in the persons identified in the Trust Documents as performing the portfolio management duties described herein and therein.  Except where prohibited by applicable law or regulation, the Subadviser may, at its own expense, delegate any or all of its duties and responsibilities under this Agreement, other than portfolio management duties, to any affiliate, provided that: (i) the Subadviser shall remain responsible to the Co-Managers, the Trust, and the Portfolio for the performance of all of its responsibilities and duties hereunder as if the Subadviser (rather than its affiliate) were performing all of its responsibilities and duties hereunder; (ii) the Subadviser's liability to the Co-Managers under this Agreement shall not be affected in any way whatsoever by any delegation of services by the Subadviser to any affiliate; and (iii) such delegation does not constitute an “assignment” of this Agreement, in whole or in part, within the meaning of the 1940 Act and the Commission’s rules thereunder.

7.  The Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or Trust, whether on a relative or absolute basis.  The Co-Managers understand that investment decisions made for the Portfolio by the Subadviser are subject to various market, currency, economic, political, business and structure risks and that those investment decisions will not always be profitable.

8.  During the term of this Agreement, the Co-Managers agree to furnish to the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

9. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

10. This Agreement shall be governed by the laws of the State of New York.

11. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

12.  (a) The confidentiality obligations of the Subadviser and the Co-Managers with respect to the securities and other holdings of the Portfolio are set forth in the Confidentiality Agreement, by and between the Subadviser and the Co-Managers, dated as of May 20, 2009.  The non-disclosure obligations of the Subadviser and the Co-Managers with respect to the proprietary information of the other party are set forth in the Non-Disclosure Agreement, by and between the Subadviser and the Co-Managers, dated as of May 20, 2009.

(b) The Co-Managers’ use of certain registered service marks owned by the Subadviser and/or the Subadviser’s affiliates in connection with the Portfolio shall be governed by a Service Mark License Agreement, by and between the Subadviser and the Co-Managers, which shall be entered into at a future date.  Until such Service Mark License Agreement is entered into, the parties agree that the name of the Subadviser, the names of any affiliates of the Subadviser and any derivative, logo, trademark, service mark or trade name are the valuable property of the Subadviser and its affiliates.  Until such Service Mark License Agreement is entered into, Co-Managers and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval and under sole control of the Subadviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Co-Managers and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks, service marks or trade names.  The Co-Managers and the Trust agree they will review with the Subadviser any advertisement, sales literature, or notice prior to its use that makes reference to the Subadviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names, it being understood that the Subadviser shall have no responsibility to ensure of the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations.  If Co-Managers or the Trust make an unauthorized use of the Subadviser's names derivatives, logos, trademarks, service marks or trade names, the parties acknowledge that the Subadviser shall suffer irreparable hardship for which monetary damages are inadequate and thus, the Subadviser will be entitled to injunctive relief.

(c) Notwithstanding the forgoing, this Agreement (including any exhibits hereto) constitutes the entire agreement among the Co-Managers and the Subadviser with respect to the subject matter hereof and supercedes all prior agreements, understandings and negotiations, both written and oral, between the Co-Managers and the Subadviser with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By:
Name:           Timothy S. Cronin
Title:           Senior Vice President

AST INVESTMENT SERVICES, INC.

By:
Name:           Timothy S. Cronin
Title:           President

PYRAMIS GLOBAL ADVISORS, LLC

By:
Name: William E. Dailey
Title:  SVP, Chief Financial Officer

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by Pyramis Global Advisors, LLC, Prudential Investments LLC and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) will pay Pyramis Global Advisors, LLC an advisory fee on the net assets managed by Pyramis Global Advisors, LLC that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee
AST FI Pyramis® Asset Allocation Portfolio
0.38% of average daily net assets to $250 million;
0.35% of average daily net assets over $250 million to $500 million;
0.32% of average daily net assets over $500 million to $750 million;
0.31% of average daily net assets over $750 million to $1.5 billion;
0.30% of average daily net assets over $1.5 billion

Dated as of March 15, 2010.